Exhibit 99.1

Event ID:   5129761
Culture:   en-US
Event Name: Q2 2013 MIMEDX GROUP INC Earnings Conference Call
Event Date: 2013-07-31T14:30:00 UTC

******************************************************
Notes:

Converted From Text Transcript
Event ID:   5129761
Culture:   en-US
Event Name: Q2 2013 MIMEDX GROUP INC Earnings Conference Call
Event Date: 2013-07-31T14:30:00 UTC

C: Thornton Kuntz;Mimedx Group Inc.;VP - Human Resources & Administration
C: Parker Petit;Mimedx Group Inc.;Chairman, CEO
C: William Taylor;Mimedx Group Inc.;President, COO
C: Michael Senken;Mimedx Group Inc.;CFO
C: Roberta McCaw;Mimedx Group Inc.;General Counsel
P: Matthew Hewitt;Craig-Hallum Capital;Analyst
P: Suraj Kalia;Northland Securities;Analyst
P: Bill Plovanic;Canaccord Genuity;Analyst
P: Bruce Jackson;Lake Street Capital Markets;Analyst

+++ presentation

Operator: Good day, ladies and gentlemen, and welcome to the Second Quarter 2013 MiMedx Group, Inc. Earnings Conference Call. My name is Jackie and I will be your coordinator today. At this time, all participants are in a listen-only mode. Following the prepared remarks, there will be a question-and-answer session.

(Operator Instructions)

I will now like to turn the conference over to Mr. Thornton Kuntz, Vice President of Administration. Please proceed.

Thornton Kuntz: Thank you, Jackie, and good morning, everyone. This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements are based upon current beliefs and expectations of our management and are subject to risks and uncertainties.

Actual results may differ materially from those set forth in, contemplated by, or underlying the forward-looking statements based on factors described in this conference call and in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2012 and our most recent 10-Q.

We do not undertake to update or revise any forward-looking statement except as maybe required by the company's disclosure obligations in filings it makes with the Securities and Exchange Commission under federal securities laws.

With that, I will turn the call over to Pete Petit, MiMedx's Chairman and CEO.

Parker Petit: Thank you, Thornton. Good morning and welcome to our second quarter conference call. I have with me today Bill Taylor, our President and Chief Operating Officer; and Mike Senken, our Chief Financial Officer; we also have Thornton Kuntz:, our Vice President of Administration and Roberta McCaw, our General Counsel.

I hope you've got a chance to read our press release on the quarter. I think I could classify this as another quarter of really good progress. We've had a number of important activities during the quarter, including moving our corporate headquarters into the new building. We will shortly also consolidate our processing facilities in the same building.

This required a considerable amount of effort in addition to all the things we manage everyday to maintain our rapid growth rate. We made more progress with reimbursement for our allografts. Just after the close of the quarter, we added one more Medicare contractor, and we now have a total of six of the Medicare contractors reimbursing for EpiFix wound care allografts. This just leaves three remaining.

The robust activity related to our clinical trials continues. We've just published the press release on another of our clinical trials on Monday and another press release regarding our first fundamental scientific study this morning. This published clinical trial related to the cross over patients in EpiFix randomized controlled trial and that was released yesterday. Results of our first scientific study have just been released and we'll discuss this study in more detail in a few minutes.

Relative to our financial progress, we maintained a positive EBITDA for the sixth straight quarter. While we burned cash during the quarter, we had some significant one-time expenses including those related to our move to the new facilities. During the quarter, Mike Senken, our Chief Financial Officer, put in place a line of credit with Bank of America. We'll continue to manage our cash carefully and prudently as always and we'll strive to maintain positive EBITDA, which will grow towards positive operating profit and then towards positive after tax profit.

However, we've continued to balance the ability to grow revenues rapidly and gain market share and market presence, while investing in our clinical and scientific studies. We make numerous decisions weekly relative to our commitment to building MiMedx the clear leader in this promising new area of amniotic membrane tissue grafts. From a revenue standpoint, we exceeded our forecast for the seventh straight quarter.

A few weeks ago, we've tightened up the revenue forecast for 2013 by raising our low estimate of $54 million and maintaining our high estimate of $60 million. Relative to our third quarter, we feel our estimates of $13.5 million to $16 million are still appropriate.

I'll make a few additional comments related to the other press release we had today on the publication of scientific paper, which is entitled Biological Properties of Dehydrated Human Amnion/Chorion Composite Grafts -- Implications for Chronic Wound Healing.

This study which was actually initiated almost two years ago was conducted at two prestigious institutions namely Stanford University Medical School and the Georgia Institute of Technology, biotechnology complex. The papers are first in a series of scientific papers that will characterize and clearly delineate the mechanism of action associated with our Purion Process layered on amniotic membrane tissue allografts.

This study and the others that will be published, aligns specifically with the corporate goal of being the most knowledgeable organization worldwide relative to the use of amniotic membrane tissue and the placenta. We have numerous studies and projects underway to guarantee MiMedx retains a leadership role with this promising new technology.

The basic point from this scientific study is that our Purion Processed allografts retain numerous growth factors and cytokines that orchestrate biological activity that attract the body's own stem cells to the wound site or surgical site.

At that point, complex biological mechanisms are all orchestrated in a way that Mother Nature clearly understands. Over time our scientific studies will more clearly delineate the interactions of many of these growth factors which would explain why our allografts are so clinically effective. While this paper highlights certain basic growth factors we know there are many more present.

So to be able to bring a tissue which has been created by Mother Nature and turned into an allograft by the MiMedx Purion Process to a wound site or a surgical site that energizes the body's own stem cells to migrate to a site is truly an extraordinary disclosure. We at MiMedx have determined that this action should be called a "stem cell magnet."

In the years ahead, MiMedx should begin to be a contributor to medicine that is associated with stem cell therapies. We plan to cooperate with research institutions and other entities to enhance the effectiveness and logistics of bringing stem cells to sites of injury, surgical sites and wounds.

I would also like to make a comment about our press release relating to company's filing a self registration.

First, let me make it clear what a shelf registration is and how it is used. Over the last several years, companies that use shelf registration is to prepare for some type of financing, it is not a commitment to do a financing and it is not specific as to the type of financing. It just gives a company a head start on the process and allows the company to react quickly as opportunities and requirements develop.

As you're aware, MiMedx has very prudently used our cash flow last year and a half since our last PIPE offering. We've had positive EBITDA for the last six quarters. However, with our company growing as fast as it is, we could use more cash on our balance sheet, if for nothing else, for contingencies and for nothing else, but help shareholders feel a little more comfortable with the situation.

However, our press release regarding a scientific study has just been accepted for publication by International Wound Journal is a clear indication of the opportunities we have with our amniotic membrane tissue allografts. Future scientific clinical studies will open up new opportunities for the use of allografts.

However, many of these opportunities will require a different regulatory pathway than the 361 Regulations, which govern our current product lines. It might be prudent for the company at some point to have additional cash particularly for clinical studies as they will relate to the new large market opportunities.

Therefore, as market opportunities develop, we may raise additional capital under the shelf. Although, the shelf would allow us to raise up to $100 million over the next three years, we certainly don't envision offering anywhere near that size in the near-term and probably over the three-year period. Please be comfortable that the MiMedx executives, who have been involved in public company management for over 30 years and accomplished numerous financing, will be very prudent if and when we decide to raise additional capital.

I'll now turn the comments over to Bill Taylor, our President and Chief Operating Officer. Bill?

William Taylor: Thanks, Pete. Good morning, everyone. As we indicated in our press release, this is our seventh consecutive quarter of meeting or exceeding our revenue guidance. We're very pleased that we were able to continue such strong revenue growth particularly with our move occurring in the middle of the quarter. I think our team did a great job staying focused in keeping our objectives in sight and on target.

Regarding the new building move, I'm happy to announce the first part of the move went very well. We contracted with Choate Construction, who did a wonderful job on the construction and our multitude of change orders. Now all of our corporate accounting finance and R&D, sales, marketing, reimbursement, clinical, legal, HR and IT are located at our new Marietta building. Tissue processing has not yet moved into the building.

You may recall from the last shareholder call that this move was planned in three stages. First is the corporate office move. Second is a portion of the tissue processing and third the balance of tissue processing. The new clean room is finished and this is just now on the beginning stages of validation.

Once that step is completed, we will complete validation and move about one half of our processors into this new building. We expect this to happen in late August. And then the balance of processing will follow about six weeks later. Remember we're going to be keeping our old facilities as incremental capacity and a disaster recovery location.

Now changing topic to our discussion on our publications. As you all know, we've been focusing not only on numerous clinical studies regarding our tissue, but also on the fundamental scientific studies that are designed to help determine the mechanisms of action of our tissue and various applications.

As Pete mentioned, our first scientific paper has been accepted in the International Wound Journal. If this sounds familiar to you, it should, it's the same peer reviewed journal that published our first EpiFix randomized controlled trial. This was purposeful on our part as the scientific paper starts to explain how our tissue was effective in healing chronic wounds.

We expect this to be published in e-format in the next few days. This is the first of at least three research papers that explain what happens biologically, when our dehydrated amnion/chorion membrane -- what we call dHACM -- is applied to wound site or the surgery site.

Due to the fundamental studies that have opened the door to a number of other applications beyond our current 361 tissue offerings, these three peer review scientific publications will be closely followed by several additional publications on the properties of our tissue as well as the result of a number of our animal studies using our tissue in unique ways. First, I'll describe the normal wound healing process and then I'll go into some additional detail on the stem cell magnet publication that Pete touched on.

The normal wound healing process has three major phases -- the inflammation phase, proliferation and remodeling. In the inflammation phase, essentially the T cells or white blood cells come into the site and clean up the cellular debris, essentially preparing the site for healing. The second phase is proliferation where resident fibroblasts proliferate and start creating a collagen matrix.

At the same time, stem cells come in to form the vasculature among other things. The third phase is the remodeling phase where the wound closes through remodeling, vascularization and epithelialization recruiting endothelial and stem cells that help complete that process.

In chronic wounds, essentially this normal process is interrupted and the wound is stalled in that early phase. What we believe happens when EpiFix is used is that the inflammation is modulated, and then our tissue helps proliferate fibroblast at the wound site, creating the collagen matrix. It also recruits stem cells to the site to help complete the healing. So then it's a stem cell magnet.

In this first scientific paper, our research department, which is led by our Chief Scientific Officer, Dr. Tom Koob, partnered with researchers from Stanford University School of Medicine and the Georgia Tech Biotechnology Complex to better understand these mechanisms responsible for these special healing qualities of our dehydrated amnion/chorion membrane allografts.

Basically, this paper shows that the key elements of our tissue -- the growth factors and the cytokines, etc. -- will modulate inflammation and will then balance out the wound site, so it does not continue to degrade and then it attracts cells to the site and encourages those cells to replicate. Those cells that are attracted to the site include fibroblasts, which are the cells that create the collagen matrix in a repair, endothelial cells, which are the blood vessel cells, epithelial cells such as the dermis and obviously stem cells which can differentiate into all of the above.

So why is this important? Well in short, it brings our technology into the stem cell arena, where rather than culturing a person's stem cells over time and reintroducing them to the original person -- so their autologous cells -- or culturing somebody else cells to place into a tissue defect, or allogeneic cells, our Purion process, dHACM or dehydrated human amnion/chorion membrane tissue can be placed on the site and recruit the person's own stem cells to come in and repair the damaged area.

Last one of biggest challenges in the current stem cells science is what's called engraftment. Basically, when you introduce cells into a local area, one of the biggest challenges today is how do you keep them there and how do you keep them alive. So allografts may actually play a role in solving this problem. And we're very excited about their potential.

On the clinical publication side, you already know about the four EpiFix case series that we published in peer reviewed journals and the first EpiFix randomized control trial we published in the International Wound Journal. Also our EpiFix crossover study were the first RCT control patients were offered EpiFix was published in the Journal of Wound Care this month. This is the population of people where only 8% of the people heal with standard of care in six weeks.

In the crossover they were offered EpiFix and 90% healed in nine weeks, most of those actually healing in six. So additionally, on the clinical study front, we heard last week that our first plantar fasciitis randomized controlled trial for AmnioFix injectable has been accepted in foot and ankle international, that's another peer reviewed journal.

The authors of this study are names you are probably familiar with. Dr. Charles Zelen, was also a principal investigator in our first EpiFix study. Dr. James Andrews, the renowned orthopedics sports medicine surgeons who is also an author and Dr. Atilla Poka, the renowned orthopedic trauma surgeon.

This study showed that 100% of the patients that completed the study that were treated with the injectable showed statistically significant improvement and their scores for pain and function beginning at the one week follow up and those results continued through week eight of the initial treatment.

It also showed that AmnioFix injectable is very effective treatment for patients with chronic plantar fasciitis, and may also reduce the costs by decreasing the need for repeat office visits or costly surgical interventions. There are in excess of one million visits per year to treat plantar fasciitis in the United States alone that translates into an addressable market with several $100 million.

At the time of our last call in early May, just changing gears to sales side, at the time of our last call in early May, our total sales force totaled 56 people. It's the number that stayed level for the quarter. The government sales force remains at 28 sales professionals in the commercial wound care sales force is at 21. The Surgical and Sports Medicine sales force is at seven.

We are in the process of hiring another half dozen or more sales professionals into the commercial and government sales forces this quarter. At present, we are still on track to ramp up to 70 to 80 sales professionals by the end of this year.

On the patent front, we now have eight issued patents and 33 pending patents for our issue. We expect a number of issued patents to continue to grow over the next several quarters. We continue to invest in our development efforts and are in the process of writing several additional new patent applications and continuations of previous applications. In fact, we have several additional applications being drafted at the moment.

We believe our IP portfolio continues to strengthen and this gives MiMedx the clear leadership position in this area. Regarding reimbursement, you will recall that we now have coverage with six out of the nine Medicare contractors or MACs, and we are working very hard to obtain coverage with the other three.

Of the six that our covering, all cover for diabetic foot ulcers and three of them cover for venous leg ulcers or VLUs. So we're also working very hard to expand the coverage to VLUs in those other three MAC groups that currently only cover diabetic foot ulcers.

Relating to CMS coverage, I want to highlight a proposed change in Medicare coverage. Every summer, usually in July, CMS releases a proposed rule changes for Medicare coverage for the following year.

The public is then given a 60-day period to provide comments and then in early November, the final rule is published to be effective at the beginning of the next calendar year. It is common that certain items that were focal point of the comments are delayed when rules were modified based on the comments received during the official comment period.

A new proposed rule for the hospital outpatient setting or [Opps] would bundle payment for drugs and biologics that function similarly to a device in a surgical procedure. So specifically this relates to skin substitute's category, if the proposed rule becomes final, then advanced Wound Care products like EpiFix would not be separately reimbursed in the hospital outpatient facility, but would instead fall into our bundled procedure code that reimbursed like a surgical DRG.

Our experts advised us that one of the driving factors for this change is a very significant amount of wastage associated with the two primary skin substitutes, which has been on the market for nearly 10 years. Of course, these are our primary competitors in wound care, Apligraf and Dermagraft.

When used on DFU's, these two products have wastage of approximately 75% because they both only provide one large side. Of course, with our very size appropriate allografts, EpiFix does not have the same wastage issues as those competitors. This is one of the reasons we've been taking market share from them over the last two years.

Also it's important to realize that this proposed rule does not affect payment in the doctor's office, which remains unchanged in the proposed 2014 reimbursement rules and of course, it does not affect our government business either.

So we're in the process of preparing our comments to this proposed rule which we will submit to CMS. While we don't believe that the proposed rule will become final as written, we believe that MiMedx is in a much better position than our competitors if it does indeed become final.

First and foremost, we have the various size appropriate grafts and we can also easily add incremental sizes to better tailor to the needs of the patient and they can be balanced with any new reimbursement model. Second, this proposed rule change does not affect the physician office reimbursement nor does it affect the government sales.

In fact, we believe that this change or one like it, would benefit EpiFix, because it would accelerate our capture of additional share of our competitors roughly $300 million portion of the advance wound care market. And as such we feel very good about 2014 revenue guidance in the range of $90 million to $110 million.

With that, I'll turn it back over to Pete.

Parker Petit: Bill, thank you and then we will flip it to Mike Senken, our Chief Financial Officer. Mike?

Michael Senken: Thanks, Pete. The company recorded revenues for the second quarter of approximately $13.5 million, an increase of 177% or $8.6 million over prior year second quarter revenue of $4.9 million. Revenue for the six months ended June 30, 2013, was approximately $25.1 million as compared to $8.6 million for the same period in 2012, representing a 192% increase over prior year.

Broken down by therapeutic area, in the second quarter and on a year-to-date basis, 54% of sales volume was wound care, 41% surgical and sports medicine, and 5% other. Wound care revenue for the quarter was approximately $7.3 million as compared to $321,000 in the second quarter of 2012. Surgical and sports medicine revenue for the quarter was approximately $5.6 million as compared to $3.7 million in the second of 2012.

For the six months ended, June 30, 2013, wound care revenue totaled approximately $13.6 million, which represents an increase of $12.1 million or 812% compared to $1.5 million in 2012. Surgical and sports medicine revenue for the six months ended June 30, 2013 was $10.2 million, an increase of 80% when compared to the prior year revenue of $5.7 million.

The increase in wound care revenue over prior year is driven by several factors including the move to a direct sales force model for both government accounts and commercial accounts. As a reminder, the company's targeted government accounts with a direct sales force beginning in July of 2012, and we continue to add resources in selectively markets as Bill described earlier.

Beginning late in 2012, but ramping up more aggressively in 2013, the company has been building a direct sales force where commercial accounts added specifically to territories where the company has received positive reimbursement decisions from the MAC. The increase in surgical and sports medicine revenue was driven by increased demand for the injectable platform in both government and commercial markets and AmnioFix graph for various surgical applications.

Overall, government sales represent 61% and commercial sales represent 39% of total second quarter revenue. On a year-to-date basis, government sales represent 63% and commercial sales represent 37% of total revenue. We would expect the commercial sales percentage to continue to increase over the balance of the year.

Gross margins for the quarter were 84%, as compared to 77% in the second quarter of 2012. The improvement was driven by the higher percentage volume in Wound Care, which is sold on a direct basis versus surgical and sports medicine, which is predominantly sold through distribution.

For the six months ended June 30, 2013, gross margins were 84% compared to 76% for the six months ended June 30, 2012, due to product and customer mix. The company reported positive adjusted EBITDA for the sixth consecutive quarter. To remind everyone again, adjusted EBITDA is earnings before interest, taxes, depreciation and amortization with the additional adjustment being share-based compensation, acquisition related earn-out provision, as well as intangible asset impairment charges, which are all non-cash expenses.

Included in today's press release is the supplemental disclosure that reconciles our reported net income to adjusted EBITDA. The company reported positive adjusted EBITDA of approximately $1.2 million for the quarter ended June 30, which is $240,000 improvement, as compared to an adjusted EBITDA of $923,000 in the second quarter of 2012.

Year-over-year improvement in adjusted EBITDA is a result of higher sales volume and improved gross margin. Year-to-date the adjusted EBITDA improved to approximately $2.3 million, compared to $1.2 million in 2012, which represents an increase of $1.1 million, which was driven by increased sales volume. As Pete mentioned earlier, the company continues to invest in infrastructure to support our growth. Total headcount increased by 14 in the quarter to 202, including the addition of five people to the direct sales organization.

Research and development costs were 7% of revenue and in line with our plan. R&D spending increased approximately $421,000, as compared to the second quarter of 2012, due to increased investments in scientific studies, clinical trials and patent legal costs all of which represent key investments, which will position us for future growth.

For the six months ended June 30, 2013, R&D spending of approximately $2.2 million, which is a 9% of revenue, represents an increase of $1.3 million, as compared to prior year. The increase in spending is related primarily to clinical trial expense. It should be noted that R&D expense is expected to increase in the second half of this year as the company accelerates its investment in clinical studies in Wound Care, sports medicine and other surgical applications.

Again, most of those studies are related to reimbursement and physician education purposes and will support our overall growth objectives. SG&A expenses were $10.9 million, as compared to $3 million in the second quarter of 2012. The increase was driven by the move to a direct sales force for Wound Care in both the government, as well as commercial markets going from no direct sales personnel in 2012 to 56 at the end of the second quarter of this year.

The company also continues to make investments in infrastructure to support the rapid revenue growth in areas such as marketing, trade shows, customer service, reimbursement, IT, accounting, legal and facilities.

For the six months ended June 30, 2013, SG&A expenses were $19.2 million, compared to $5.7 million in 2012. The net loss for the second quarter was approximately $757,000 or a loss of $0.01 per diluted common share as compared to the reported net loss of $744,000 or a loss of $0.01 per diluted common share for the quarter ended June 30, 2012. The net loss for the six months ended June 30, 2013 was approximately $2.4 million or a loss of $0.03 per diluted common share compared to a net loss of $1.8 million or $0.02 per diluted common share in 2012.

Included in the six-months loss is a non-recurring non-cash related charge of approximately $1.3 million, related to the acceleration of recorded financing expenses from the conversion of approximately $5 million of senior secured promissory notes during the quarter. Excluding this one-time item, the net loss would have been approximately $1.1 million.

In addition to the items previously mentioned, the net loss for the quarter includes a total of approximately of $1.9 million in non-cash related expenses, including $1.5 million in share-base compensation expense, $268,000 in amortization of intangibles and $139,000 in depreciation expense.

For the six months ended June 30, 2013, the net loss includes a total of approximately $3.3 million in non-cash related expenses, including $2,487,000 in share-based compensation expenses, $530,000 in amortization of intangibles and $238,000 in depreciation expense.

Turning now to the balance sheet, the company reported approximately $22 million in total current assets, including $4.2 million in cash, $11.8 million in accounts receivable, and $4.2 million in inventory. The increase in accounts receivable was the result of the higher sales volume including increased revenue to new commercial wound care customers, which ramped up towards the back half of the quarter.

We decided to further increase our inventory in anticipation of the facility move that occurred later in the quarter, as well as the higher revenue expected in the second half of the year driven by further penetration into wound care accounts.

The company reported $6.1 million in current liabilities, including $1.8 million in accounts payable and $4.3 million in accrued expenses and other current liabilities. The current ratio as of June 30, 2013 of approximately 3.51 is slightly lower than the ratio at December 31 of 3.57. As Steve mentioned earlier and previously disclosed in an 8-K filing the company secured a revolving line of credit of up to $3 million with Bank of America in support of our working capital needs.

The company did not draw down [outline] in the quarter. One other note to mention is that our reported other liabilities of approximately $1.3 million includes approximately $997,000 related to tenant improvement covered by the landlord as part of our new building rate.

The assets are included in property and equipment with a corresponding liability included in other liabilities that will amortized over the term of the building rates. Capital expenditures for the quarter were approximately $1.1 million not counting the $977,000 in tenant improvement included as part of our new building rates.

The expenditures were related to the expansion of our production capacity, improvement to our IT infrastructure and additional stability related cost. And one final note, the company will be presenting at the Canaccord Genuity Healthcare Conference in Boston on Wednesday August 14. Please refer to the investor section of our website for future notices on upcoming investor conferences. With that I'll hand the call back over the Pete.

Parker Petit: Thank you Mike, let me make one other comment about our scientific publication in the International Wound Journal. We just received this morning the electronic link, so we couldn't put that in the press release, so on next day or so we'll put out a press release with a few more comments about the article itself and you'll be able to link directly to it and read the article. So, we just missed that by actually a day here or we would add on the original press release.

Let me open the call up now to questions.

+++ q-and-a
Operator: Ladies and gentlemen, we are ready to open the lines up for your questions. (Operator: Instructions) And your first question comes from the line of Matt Hewitt with Craig-Hallum Capital Group. Please proceed.

Matthew Hewitt: Good morning gentlemen and congratulations on another strong quarter.

Unidentified Company Representative: Thanks.

Unidentified Company Representative: Thanks Matt.

Matthew Hewitt: Couple of questions, first, the three outstanding MACs, I think previously you've described them as one needed additional information and two we're kind of a disarray given the changes earlier in the year, could you give us an update on those and then a follow up to that is how contingent is your current guidance on receiving positive reimbursement coverage from those three MACs?

Parker Petit: This is Pete. Let me speak to that and then Bill can add a little more detail. Each MAC has, of course, its own medical staff and each of those staffs have their own concepts often about what policy they want to call on and how they want to look at supporting data. The last year three, one of them has just lost their Chief Medical Officer, so there is sort of in limbo trying to make the assessments on our requests, but they don't have Chief Medical Officer there to attend to the matter.

The other two, one of the them we have told is about to make some disclosures on this particular subject matter, and the third one is access for more information, and as you can see, we've got a lot of clinical studies underway. We just published some more this week and we'll be bringing back information to them and see if we can't convince them that we have sufficient clinical information with our randomized control trial information to make them comfortable given as the combination. Will?

William Taylor: Matt, regarding our current projections on revenue, we still feel very comfortable with our range that we've given. What we're doing in terms of some of our new people that we're hiring now the sales force, we are actually hiring into the areas where we are in the six areas where we do have coverage.

So whereas had we had covered the other three, some of these new hires would be going into those new areas, but rather than going into the new areas, we don't have coverage, we're actually penetrating a little more deeply in areas where we do have coverage. So we feel that the range is still very solid even though it taken us a little bit longer on these three MACs.

Unidentified Company Representative: We did say this fall on MACs, I think the previous comments we made we expect to have coverage by this fall, so lead time started to turn, yes.

Matthew Hewitt: No, that's fair. I guess along, maybe just a follow-up to that is, if you received the positive reimbursement coverage from these last three, this quarter, maybe early next quarter, does that maybe hit the upper end of your range, is that kind of a story where you feel comfortable with low range right now, is just a question of when you received these three, can you get to closer to 60 versus closer to 54?

Parker Petit: Matt, that probably a good assumption.

Matthew Hewitt: Okay. I guess, I'm not sure how quickly the ramp, obviously Wisconsin is going to help here starting in the third quarter, but I'm just trying to get a sense for how quickly once you received the reimbursement, can you apply resources and attack the market?

Michael Senken: Well, Matt, I guess one thing is, I wouldn't assume that we need them to hit the 60. They would be helpful, but we don't need it.

Matthew Hewitt: Okay. Well, that's great. Okay, understood. As far as, as you look at the commercial side of your business and outside of the government, where do you stand with some of the commercial insurance, United Healthcare is the blues, how do you stand on that front?

Parker Petit: Well, we are receiving coverage from various parts of the country from various numbers of those carriers, but again it's a very focused maniacal carrier by carrier, region by region, area by area, approach. We've got a very confident reimbursement staff here that the individual who leads that is with our former company for 15 years. We have hired some additional people. So we know what to do and we are quickly, very quickly making progress.

But it's we've been sitting here with some additional coverage issues a year from now. It's just a very, very focused maniacal approach and most people don't appreciate what you have to go through. But we do, because we've lived it. And we have a very confident staff, we just actually added another individual few days ago to that staff. So I'd call it a reimbursement war and you fight battle-by-battle, skirmish-by- skirmish and you just keep plugging away at it.

Unidentified Company Representative: And I'll do that we're making headway in those areas, there's a number of those that carriers that do cover us right now, there is some that don't. But some of the ones that haven't, very recently we've broken through and received some good coverage, and we expect them to change their official LCVs shortly. So I think in future, we've got a clarity to some of those, but right now it's all we can say.

Matthew Hewitt: Okay, fair enough. Maybe, one more from me and then I'll jump back in the queue. On the procurement side, the last couple of quarters, you've provided an update of where you stand as far as number of hospitals that you are receiving amniotic tissue from, could you provide an update as specifically, you previously talked about I think either a large system or group of systems that could add maybe up to 30 hospitals to your procurement group. Where do you stand on that front?

Unidentified Company Representative: I guess the simplest way to answer that is we've gotten more percentage in what we really need right now. And I'll back up a little bit, you'd recall it about this time last year, we have been stating that basically, 30 hospitals, average sized hospitals for us will be enough to generate $100 million in revenue, $301 billion.

Now as you can recall, that was back when we have mostly distribution model and not a direct sales model, so you could imagine with the direct sales that we've had over the last 12 months now, how that ratio is lower, it's probably close to about 20 hospitals will suffice to or roughly $100 million in revenue in that neighborhood and we've got $20 million or excuse me, we've got 20 hospitals that we are collecting from now and we are not collecting at the full rig at which we could collect from those 20 hospitals at the moment.

We also have I think two or three hospital systems and a number of other independent hospitals that are in the neighborhood of 60 or so hospitals we could add within probably about three or four months should we need it. So I think it's suffice to say that supply will not be an issue for us over the next months and years.

Matthew Hewitt: Okay. That's great update. Thank you. I'll jump back in the queue.

Unidentified Company Representative: Thanks, Matt.

Unidentified Company Representative: Thanks, Matt.

Operator: And your next question comes from the line of Suraj Kalia with Northland Securities. Please proceed.

Suraj Kalia: Good morning, gentlemen. Congratulations on the nice quarter.

Unidentified Company Representative: All right. Thanks, Suraj.

Unidentified Company Representative: Thanks, Suraj.

Suraj Kalia: So Mike and Pete, if I remember correctly, wound care was expected to be around 60% of total revenues and if I look at the first half of the year, it's roughly approximating 54%, how should we look upon for the wound care that segment of the business for the rest of the year vis-C -vis guidance?

Parker Petit: Well, Suraj. This is Pete and I'll turn it back to Mike. I guess, managing that specifically to a few percentages plus, minus, we don't manage on that basis, we manage by putting feet on the street and focusing on areas where we have opportunities. I will let Mike address how the numbers have rolled out. There's nothing in these numbers that makes us uncomfortable in terms of our tactful execution or strategic execution.

Michael Senken: Yes, Suraj, keep in mind that the addition of the commercial sales force is focused on wound care. So, when you start talking about, growth in the second half of the year end and to hit the top end of our guidance, we did 25 in the first half of the year, and we'd have to do 35 in the second half of the year to get to the 60, we're adding wound care direct sales folks. So where we are, we're not surprised by and we feel good about the mix.

Unidentified Company Representative: No, I want to just clarify too, when we add on the government side, remember government is not just wound care, it is both wound care and/or injectable, which is AmnioFix. And in the future as we really start selling our EpiFix micronized, you will get a little better differentiation, because our previous micronized or AmnioFix injectable reduced was used for both injecting or things like plantar fasciitis and tendon issues, but it was also used in a powder form for wounds.

So we report that in our AmnioFix side of things, but we don't have clarity on how much of that was actually used in wounds. So as we go out with our EpiFix micronized, we'll get a little better differentiation on the wound care versus the AmnioFix sports med market. And you can see a little bit of a shifting once we get a little more penetrated there and convert folks that were using AmnioFix micronized for wound care application will start using that EpiFix. So we'll get more clarity in the coming quarters.

Parker Petit: And in general our focus is now rapidly been in our commercial side of the business.

Suraj Kalia: And obviously since you guys have started adding direct sales reps, there has been a pretty nice jump. Can you guys share some color on where sales rep productivity is currently and where you'll think maybe in 12 months it could go based on what you all are seeing in the market?

Parker Petit: I'm going to let Bill to address some of those issues. We've talked about some of those parameters and I'm going to let Bill to discuss some.

William Taylor: Yes, our target when we have our sales reps up in running and proficient in that territories somewhere between $1 million and $1.2 million annually per rep. On the government side, the early folks we brought in our average to get up to that rate was in the neighborhood of three or four months.

Now that we're growing to certain map the average is taking a little bit longer on the government side to get there. On the commercial side the average is a bit longer than that. I think with the first group that we had we were looking at in the neighborhood of about eight months or so to get to that kind of a run rate on average.

I think we still feel reasonably good about that as with any sales force we have some folks that are significantly ahead of the curve and beat those numbers significantly. We have other folks that are a little behind the curve, but I think that's pretty fair for us right now. I would say moving forward that eight month is still probably pretty good on the commercial side. And on the government side, the federal side, when we add folks probably more in the line of about six months is probably a better range for them to get up to that $1 million to $1.2 million run rate.

Suraj Kalia: Fair enough. And finally, just on thinking outside the box, your recent paper about the amniotic membrane being a stem cell magnet, would that be too far off in thinking something an application in spinal cord injury could be explored with this.

And here is the reason why I say, as far as I know a lot of people have tried with stem cells and I'm sure you know the entire list and not many people have been successful per se with the direct injection, and I'm just trying to understand if something like this given that they have gone through really many folks out there working on SSI, have you'll looked at or I'm sure you all have thought about it. I would love to get your thoughts, thanks for taking my questions.

Unidentified Company Representative: One thought here is simply this. A lot of the problems that are beginning to come out of the use of stem cells is the fact that they don't last more than about 24 hours at the site, now they create some activity while that they are but they dissipate. Potential it's that perhaps our tissue can be used as a matrix at the site to help slow that process down.

But there is all kinds of opportunities here and that's why we have trying to stress, but we've got many years ahead of us and some very interesting collaboration we think with some researchers and other corporate entities because there is a number of places that this particular tissue whether it's in the tissue form or a powdered form can perhaps add to perhaps even replenish some of the current thoughts on some of the stem cell activities.

Unidentified Company Representative: Yes, so I think that areas you have highlighted is one possible area, of course, we've thought about that and other areas we've talked about in previous calls we have done an animal study at Georgia Tech where in actually, in the animal study showed micronized tissue, slowed the progression of osteoarthritis.

We've got a series of other studies that we are looking out there that are very, very interesting. I think even simply in some of the knee problems that former athletes professional athletes have that - have a lot of inflammation, we've actually seen several cases were it's reduced inflammation, they've created some better mobility for those folks, and after they've had injection, those cardiac opportunities, there is a number of other opportunities that are different possibilities that may take different regulatory paths down the road. But there are very, very exciting opportunities for us and I think in the coming quarters, we'll be able to talk more about them.

Suraj Kalia: Thanks.

Parker Petit: Okay. We'll have a couple of disclosure next month or so about some other studies that are underway, some of the universities where we're continued to explore animal study basis and other basis possibilities, so we got many years ahead, obviously to develop a solid base of clinical activity in scientific studies. Thanks, Suraj.

Suraj Kalia: Yes, thanks guys.

Operator: Your next question comes from the line of Bill Plovanic with Canaccord. Please proceed.

Bill Plovanic: Great, thanks. Good morning, can you hear me?

Parker Petit: Yes, Bill.

William Taylor: Good morning.

Bill Plovanic: Great. So three questions, first is in regards to the MACs, six were on board, three remaining. How many total lives to the MACs encompass and how many are covered with the six that you have?

Parker Petit: Bill, I don't know, sitting here, if the three of us, can answer that question. We've got the states, we don't have certainly in front of us, but that's something we probably have to get back to yield.

Bill Plovanic: Okay.

Unidentified Company Representative: Looking for those on the website --

Bill Plovanic: Okay.

Unidentified Company Representative: In 30 and 35 states.

Bill Plovanic: Okay. I'll move on, next question is if you're looking to your 2014 guidance, what's assumed in there in terms of the MACs, so the $90 million to $110 million, are you assuming all the MACs will be turned on and if - there's a straggler to it, does that impact the guidance?

Unidentified Company Representative: Yes. We've assumed, we made some statements many months ago that we felt that MACs would be passed the MACs this fall and so that soon will be in 2014 with all nine MACs, but there is just - we've got a lot wiggle room, because of the growth on the commercial side, our two competitors have $300 million plus in revenues in the Would Care segment on the commercial side, as we talk about it. So, when we say commercial, they're certainly in that range, although one arm's lost a good deal of market share, but so there's plenty of opportunities there, plus our government side just in wound care and that would be with the surgical opportunities.

Unidentified Company Representative: Well, I want to point out those to you, you maybe able to alter our plan if we have trouble with one or two of these MACs, you may be able to alter our plan to still get in that same range by having a higher concentration of sales folks in the areas where we're at right now.

Just if you remember one of our competitors when they were $200 million run rate, they had about 200 sales people. About 160 of them - they're about commercial. So, we've got a lot of room for growth even in the areas where we have the coverage of the six areas now, but certainly in our initial estimate, we did assume that we were going to be in all nine MACs.

Unidentified Company Representative: I think one other thing to point out is, one of the critical elements is the amount of data in the studies that we are presenting to these MACs. As we've mentioned, we have numerous other studies going on and we'll have additional data that quite frankly we could bury these MACs with and that's where we feel very good about not having that problem of not penetrating their next year, but you can never say never.

Bill Plovanic: Okay, understood. And then I would assume that I think you commented Pete that the next kind of strategy is to go after all the commercial payers, the [Etnes United] all those payers and get them on board?

Parker Petit: That's correct, but we've been pursuing that all along, but we're now very focused on it and have brought some new people on board just to focus on the commercial side.

Unidentified Company Representative: And we're stepping those efforts up this quarter in particular.

Bill Plovanic: Okay. And then my third...

Parker Petit: I'd kind of say, remember about 75% of the wound care market happens to be Medicare. So we'll necessarily focus there first, but there is plenty of business out there on the commercial side.

Bill Plovanic: Okay. And then my final question was you've put a lot of investments in place over the last 24 months, building the infrastructure, moving the facilities, hiring people, getting it all in place. Where would you say you are in terms of that going forward? Are you going to continue to invest with the revenue growth and the question I'm really getting at is when do you have enough investment that you slowdown on the investment standpoint and start to see the operating margin profit expand and at what point do you do that? That's my last question. Thanks.

Parker Petit: Good question, Bill. We've dealt with that a great deal at the board meeting yesterday. That Bill Taylor and Pete Petit are very used to having operating benefits with good strong operating profit margins. At same time, this is a little bit different and building very rapidly, I think probably. So everybody is surprised and how rapidly we're building our footprint in the marketplace.

We're now broadly making decisions as we come in to the board yesterday that's continued to balance our opportunities in terms of footprint and presence in this marketplace and command of the marketplace with how rapidly we grow EBITDA and operating profits and after tax profits.

As Mike's discussion laid out, there's a lot of our after tax profits have been affected by non-cash charges, that's just the way of accounting rules are today. So we could be very strong cash flow positive and not be showing 20% operating profit, but a business like this obviously on record and we've said this is in front of our board, business of this nature once it reaches a point where you'd not still build an infrastructure now. we'll still be making commitments on the clinical side. I think you'll see that for a number of years here.

But we're getting to the point where we're probably going this far, and say it's going to be in early next year where the infrastructure that we've been investing in, in last two years, those investments will begin to tail off. And we'll have a sufficient stay out in all these particular areas that we will have to continue to make those kind of investments.

Michael Senken: And I'll add in here too, just from a pure infrastructure standpoint, I've said before with our new facility and with our existing facility that we're going to keep. We should have at least the infrastructure in place to support about $0.50 billion to $500 million in revenue. We'll still have to add some equipment in the premiums and add some processing folks of course, with a main element to the infrastructure should support that.

And so then I would just like to add to what Pete said sometime early next year, our percentage increase in infrastructure costs are going to be much, much slower than our revenue increases. It's doing to start slowing down and we've got the largest portion of that, I think in place or being ready to be the foundation right now. So the increases are going to be very small. We'll be focusing on clinical studies then and probably sales support and salespeople.

Parker Petit: Let me add one more little family story here. In our previous company is, I think everyone knows [Bill Ram] one of our significant subsidiary companies Facet Technologies. We use to literally have to keep Facet Technologies profitability off the radar, because Bill's operating units was generally we had a good quarter of 35% operating profit when we had kind of a bad quarter it might dip down to 25%.

But we know how to run very profitable businesses, and we'll make those calls here and adjust the things accordingly. But we have all the issues starting with our gross profit margin on through to have - in time here a very profitable fast growth business enterprise.

Bill Plovanic: Thank you.

Parker Petit: Thank you.

Operator: (Operator: Instructions). And your next question comes from the line of Bruce Jackson with Lake Street Capital Markets. Please proceed.

Bruce Jackson: Hi, guys.

Parker Petit: Hi, Bruce.

Michael Senken: Hey, Bruce.

Bruce Jackson: So one quick question about the scientific study that you've announced today. When you talk to physicians the discussion about mechanism of action a common roadblock and do you think that publication of this article is going to help you with adoption?

Parker Petit: Absolutely, I think, most physicians as soon as they begin to see the tissue and have any kind of insight into what's going on, the question always comes up. We've had call coming here starting two years ago when physician would use a tissue. The call would come in, our Chief Medical Officer, what the devil in this tissue.

By that time, we began to figure out that we needed to get some of the scientific studies done and so we started the studies with the staff at Georgia Tech, but most physicians clearly understand what growth factors are and if there are reserves to appear on process, which they are in a very unique way, what that can mean, and that's why we just had such interesting phone calls coming at us some physicians wanting to start some studies, where which we're generally speaking are attempting to do.

So it will I think make a big difference although again some of the scientific details it takes perhaps two scientific asset to get into the detail with some of our chief physicians and our sales force. But perhaps a bit beyond their level of expertise, but we'll continue to get this publications out, so that people clearly understand what's going on.

Bruce Jackson: Okay, great. Congratulations on a nice quarter.

Michael Senken: Thank you.

Parker Petit: Thanks, Bruce.

Operator: Ladies and gentlemen, that concludes our question-and-answer session. I will now like to turn the call over to Mr. Pete Petit for closing remarks. Mr. Petit, you may proceed.

Parker Petit: Thank you, Jackie and well, again, I appreciate you being on what's turned out to be a rather lengthy call, perhaps one of our longest. Hopefully we cleared up a lot of issues for you. Look for our press release next day or so, that will clearly give you the length to the scientific publication in the International Wound Journal and you can see the full publication alluded. And again we just missed the - been able to do that this morning by 24 hours.

So, pull that up and take a look at and give us a call if you have any questions again. Thanks so much for your interest in the company, and appreciate you being on the call. Good Bye.

Operator: Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a great day.